Exhibit 10.22

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is made and entered into this 1st day of March, 2023 (the “Effective Date”) by and between ANGEL MEDICAL SYSTEMS, INC., a Delaware corporation, having a principal place of business at 40 Christopher Way, Suite 201, Eatontown, New Jersey 07724 (the “Company”), and ELIZDREW LLC, whose address is __________ (“Consultant”).

RECITALS

The Company desires to retain Consultant, and Consultant desires to be engaged by the Company, to perform certain consulting services pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the terms, conditions and covenants hereinafter set forth, the Company and Consultant hereby agree as follows:

1. DUTIES OF CONSULTANT. In consideration of compensation provided for in Section 2, Consultant hereby agrees during the Consultation Period (as defined below) to perform the consulting services on behalf of the Company as described on EXHIBIT A attached hereto (collectively, the “Services”). Consultant will become familiar with and comply with the Company’s policies and as requested by the Company from time to time, Consultant will execute a statement of acknowledgement and agreement that Consultant has read and will comply with the Company’s compliance policies. Consultant represents, acknowledges and agrees: (a) all of the Services to be performed by Consultant under the terms and conditions of this Agreement will be performed in full compliance with all applicable laws, rules and regulations; and (b) Consultant will duly and timely make all filings required under all laws, rules and regulations with respect to the performance of the Services during the Consultation Period.

2. CONSIDERATION.

(a)

Cash Compensation. In consideration of Consultant’s performance of the Services, the Company shall pay Consultant at a rate of $7,500.00 per month, for the first four months of this agreement, for the Services rendered by Consultant (the “Cash Component”).

(b)

Derivative Securities held by Consultant. As additional consideration of Consultant’s performance of the Services, subject to final approval by the Company’s Board of Directors, upon the occurrence of a Triggering Event (as defined below), Andrew Taylor shall be entitled, prior to the End Date (as defined below), to fully exercise for no consideration payable to the Company 220,000 shares of the Company’s common stock (representing approximately 65% of the Derivative Securities held by Andrew Taylor not including the March 7 2023 option grant) subject to the stock options and warrants to purchase shares of the Company’s common stock issued by the Company to Andrew Taylor as set forth on SCHEDULE I attached hereto (the “Taylor’s Derivative Securities”), notwithstanding any conflicting terms set forth in the Taylor’s Derivative Securities relating to exercise price or vesting. For the purposes of this Agreement, a “Triggering Event” means the first to occur of the following (i) expiration or termination of the Consultation Period; or (ii) ten (10) days prior to the date on which the Company enters into a definitive agreement (the “Definitive Agreement”) with Bioplus Acquisition Corp. or its affiliates (“BIOS”) related to a business combination transaction between the Company and BIOS (the “de-SPAC Transaction”). For the purposes of this Agreement, the “End Date” means the earlier of: (y) thirty (30) days following the termination or expiration of the Consultation Period; and (z) five (5) days after the execution by the Company of the Definitive Agreement. In the event that Consultant fails to exercise the Taylor’s Derivative Securities prior to the End Date, the terms and conditions of this Section 2(b) shall be null and void and the Taylor’s Derivative Securities shall continue in accordance with the terms set forth in the Taylor’s Derivative Securities. Notwithstanding the forgoing, all of the stock options issued by the Company to Andrew Taylor (the “Taylor Options”) shall continue to vest through December 31, 2023 and shall be exercisable by Andrew Taylor through April 30, 2024. All of the terms and conditions set forth in the Taylor Options and the terms and conditions of the Company’s 2019 Equity Incentive Plan, as amended that do not conflict with the terms and conditions set forth in this Agreement shall continue in full force and effect.

(c)

Taxes and IRS Form 1099. The Company will, if applicable, issue an IRS Form 1099 to Consultant for all compensation paid by the Company to Consultant under this Agreement. Consultant will file all income, unemployment, and/or other employment tax returns, and pay all income, unemployment, and/or other employment taxes, applicable to the compensation received by Consultant hereunder, in a manner consistent with Consultant being an independent contractor, and not an employee, of the Company. Upon the Company’s request, Consultant shall provide documentation demonstrating that Consultant has paid all required taxes with respect to the compensation provided pursuant to this Agreement.

3. EXPENSES. The Company shall reimburse Consultant for reasonable, documented and actual expenses incurred by Consultant in connection with his performance of the Services; provided, however, that Consultant shall not incur any such expense relating to a single activity or trip in excess of $500 (the “Threshold Amount”) without first obtaining the written consent and approval of the Company. The Company shall make any such reimbursement within thirty (30) days after receipt of an invoice therefor, accompanied by receipts, vouchers or other written evidence of the expenses incurred. The Company shall have no obligation to reimburse Consultant for expenses in excess of the Threshold Amount that were not approved in advance by the Company.

4. TERM; TERMINATION.

(a)

Subject to the terms and conditions set forth in Section 4(b), the term of Consultant’s engagement (hereinafter referred to as the “Consultation Period”) shall commence on the Effective Date and shall continue until December 31, 2023, unless extended by mutual written agreement of Consultant and the Company for additional periods.

(b)

Either party may terminate the Consultation Period and this Agreement upon 15 days’ prior written notice to the other party. In the event of any such termination, Consultant shall be entitled to payment for the Services performed and expenses paid or incurred prior to the effective date of termination, subject to the limitation on reimbursement of expenses set forth in Section 3. Such payments shall constitute full settlement of any and all claims of Consultant of every description against the Company. The following provisions shall survive termination or expiration of this Agreement: Sections 5, 6 and 8 through 14.

5. CONFIDENTIALITY. For the Consultation Period and three (3) years thereafter, Consultant shall maintain in confidence and shall not disclose to any person or entity other than officers, directors and employees of the Company any information obtained by Consultant in the course of Consultant’s duties under this Agreement in connection with the Company’s products, processes, know-how, formulas, business plans, forecasts, financial information, customer lists and any other information divulged by the Company to Consultant and identified by the Company to Consultant as proprietary or confidential (collectively, the “Confidential Information”). Upon the termination or expiration of this Agreement, Consultant shall promptly destroy or return the Confidential Information in written or digital form to the Company. All documents, data, records, apparatus, equipment and other physical property, whether or not pertaining to the Confidential Information, furnished to Consultant by the Company or produced by Consultant or others in connection with Consultant’s engagement hereunder, shall be owned by the Company and promptly returned to the Company as and when requested. Confidential Information shall not include any information which: (a) was already known to Consultant at the time of its disclosure to Consultant by the Company; (b) at the time of disclosure to Consultant was generally available to the public; (c) subsequent to such disclosure becomes generally available to the public without fault on Consultant’s part; or (d) otherwise becomes known to Consultant on a non-confidential basis from another source not bound by a confidentiality agreement with the Company.

6. INVENTIONS. Consultant will promptly and fully disclose to the Interim Chief Executive Officer of the Company any invention, improvement, discovery, process, formula, technique, method, trade secret or other intellectual property, whether or not patentable, whether or not copyrightable (collectively, “Company Invention”) made, conceived, developed or first reduced to practice by Consultant, either alone or jointly with others, while performing the Services hereunder. Consultant hereby assigns to the Company all of Consultant’s right, title and interest in and to any such Company Inventions, which shall be the sole property of the Company. Consultant will execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain, and enforce patents or copyrights in any and all countries on such Company Inventions. Consultant hereby irrevocably designates the officers of the Company as Consultant’s agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and copyrights, and to enforce the Company’s rights under this Section 6.

7. COMPANY AUTHORIZATION FOR PUBLICATION. Prior to Consultant’s submitting or disclosing for possible publication or dissemination outside the Company any material prepared by Consultant that incorporates information that concerns the Company’s business or anticipated research, Consultant agrees to deliver a copy of such material to the Interim Chief Executive Officer of the Company for review. Within thirty (30) days following such submission, the Company agrees to notify Consultant in writing whether the Company believes such material contains any Confidential Information related to the Services, and Consultant agrees to make such deletions and revisions as are reasonably requested by the Company to protect its Confidential Information related to the Services. Consultant further agrees to obtain the written consent of the Company prior to any review of such material by persons outside the Company.

8. INDEPENDENT CONTRACTOR. The Company and Consultant mutually understand and agree that Consultant shall be at all times acting and performing as an independent contractor. Nothing in this Agreement is intended to create an employer/employee relationship or a joint venture relationship between the parties. The parties agree that Consultant is not eligible for any compensation, fringe benefits, pension, workers’ compensation, sickness or health insurance benefits, or other similar benefits accorded employees of the Company. The parties agree that the Company will not withhold any sums for income tax, unemployment insurance, social security or any other withholding pursuant to any law or requirement of any governmental body on behalf of Consultant. Consultant acknowledges and agrees that the Company has no obligation under local, state or federal laws regarding Consultant and that the total commitment and liability of the Company in regard to any arrangement with, or work performed by, Consultant hereunder is to pay the fees and expenses pursuant to the provisions of this Agreement. Consultant shall indemnify and hold the Company harmless from any and all loss, damage, claims, payments or liability arising with respect to any such payment, withholdings and benefits, if any. Nothing in this Agreement is intended to allow the Company to exercise control or direction over the manner or method by which Consultant performs the Services under the terms of Consultant’s engagement hereunder.

9. ASSIGNMENT. Due to the personal nature of the Services, Consultant may not assign this Agreement. The Company may assign all rights and liabilities under this Agreement to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets without the consent of Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

10. REMEDIES. Consultant acknowledges that the Company would have no adequate remedy at law to enforce Sections 5, 6 and 7 hereof. In the event of a violation of such sections, the Company shall have the right to obtain injunctive or other similar relief, as well as any other relevant damages, without the requirement of posting bond or other similar measures.

11. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic or otherwise delivered by hand, messenger or courier service addressed to the address of such party set forth in the introductory paragraph of this Agreement or to such address directed by a party in writing. Each such notice, request, demand or other communication shall for all purposes of this Agreement be treated as effective or having been given (a) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (b) if sent via mail, at the earlier of its receipt or five (5) days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (c) if sent via electronic mail, when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

12. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties and supersedes any and all other written or oral agreements between Consultant and the Company with respect to the subject matter of this Agreement. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

13. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey, without regard to its principles of conflicts of laws. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of New Jersey for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

14. COUNTERPARTS/ELECTRONIC EXECUTION AND DELIVERY. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Signatures of the parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New Jersey Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

Signatures the following page

IN WITNESS WHEREOF, the Company and Consultant have made this Agreement effective as of the date

CONSULTANT:		THE COMPANY

ELIZDREW LLC		ANGEL MEDICAL SYSTEMS, INC.

By:	/s/ Andrew Taylor	By:	/s/ Ross Haghighat
Name: Andrew Taylor		Name: Ross Haghighat
Title: Member		Title: Chairman of the Board

EXHIBIT A

DESCRIPTION OF SERVICES

During the Consultation Period, Consultant shall consult with the Company at such specific times and at such particular locations as Consultant and the Company mutually determine from time to time on matters related to:

•

Financial consulting, including: transaction due diligence efforts, 2021-22 Audit management, S4 prep, financial modeling and budgeting, day to day oversight of cash management and IR/investor/banker communications as needed in role of “acting CFO” and/or “BOD member/Audit Committee Chair”;

•	Interviewing/training/transitioning with new CFO candidate(s) as requested by the Company; and

•	Outreach/hiring of other finance personnel as requested by the Company.

SCHEDULE I

DERIVATIVE SECURITIES BENEFICIALLY OWNED BY ANDREW TAYLOR TO BE EXERCISED FOR NO CONSIDERATION PAYABLE TO THE COMPANY

Stock Options:

•	100,000 shares of the Company’s common stock subject to a Grant Notice dated April 1, 2019 entered into by and between Andrew Taylor and the Company;

•	20,000 shares of the Company’s common stock subject to a Grant Notice dated September 13, 2019 entered into by and between Andrew Taylor and the Company;

•	20,000 shares of the Company’s common stock subject to a Grant Notice dated May 28, 2020 entered into by and between Andrew Taylor and the Company;

•	20,000 shares of the Company’s common stock subject to a Grant Notice dated June 25, 2021 entered into by and between Andrew Taylor and the Company; and

•	50,000 shares of the Company’s common stock subject to a Grant Notice dated June 25, 2021 entered into by and between Andrew Taylor and the Company;

Warrant to Purchase Common Stock:

•

10,000 shares of the Company’s common stock subject to that certain Warrant to Purchase Common Stock as reflected on the books of the Company as CW-27 dated May 29, 2020 issued by the Company to Andrew Taylor.

220,000 shares of the Company’s common stock in the aggregate.